Exhibit 10.1

March 16, 2006

John D. Gibbons

611 Sonterra Blvd.

San	Antonio, TX 78258

Dear Danny,

On behalf of Westlake Chemical Corporation I am pleased to confirm our verbal offer to you to join our team as an employee of Westlake Management Services Corporation. The provisions of this offer are summarized below.

Position:	Sr. Vice President and Chief Financial Officer

Reporting:	You will report to Mr. Albert Chao, President and CEO

Location:	Westlake Center, Houston, Texas.

Base Pay:	$325,000 per year

Management Bonus:	You will be eligible for participation in the EVA Management Incentive Bonus program. Your target bonus will be 40% of base pay. Actual payment will be conditioned on the performance of the company and your individual contributions and may be higher or lower than the target. Your award for 2006 will be made on a prorated basis based upon your date of employment.

Long Term Incentive:	You will be eligible for awards under the provisions of our long term incentive program at a target grant value equal to 40% of base pay subject to the performance of the company and your individual contributions. Your award for 2006 will be made on a prorated basis based upon your date of employment.

Quarterly Incentive:	You will be eligible for participation in the Quarterly Incentive Plan. This plan currently has a maximum payment of 2% of annual base pay per quarter. Actual payment is based upon the achievement of specific goals and objectives each quarter.

Vacation:	You will be eligible for 4 weeks of vacation per year beginning in 2006.

Benefits:	You will be eligible for all benefits provided to regular, full-time employees of Westlake Management Services, pursuant to the terms and conditions of the plan documents. A summary of these and other benefits will be provided for your review.

Relocation:	In that your acceptance of this offer will necessitate your relocation to Houston we will offer you relocation benefits consistent with our company policy to include; movement of household goods, temporary living, reasonable and normal closing costs on the sale and purchase of your home, etc. As discussed, the completion of your relocation may extend beyond the 12 months time frame established per policy. We have agreed to work together to help develop an agreeable time frame and cost structure for your relocation with the intent of providing you with a dollar cap for your relocation that will be mutually acceptable.

Executive Physical:	You will be provided with an annual executive physical examination at company expense.

Club Membership:	You will be provided with membership to the University Club in Houston.

Start Date:	We would like for you to be able to report as soon as possible. As discussed we will target April 3, 2006 and work with you on transition issues to allow you time to handle family and business needs in San Antonio during the first few weeks after employment.

Danny, this offer is made and is contingent upon the following.

•	Review and concurrence of the Audit Committee of the Westlake Chemical Corporation Board of Directors.

•	The successful completion of a drug-screen. Arrangements will be made to complete this as soon as possible

•	Completion of all pre-employment reference and background checks, including a criminal and credit check.

•	Verification of your eligibility to work in the United States under the provisions of the Immigration and Naturalization Services guidelines. (Verified at employment)

We are excited to have you join us as a part of the executive team and look forward to many years of working with you as we continue to build Westlake Chemical. Once you have completed your review of the summary above please acknowledge your acceptance by signing below and returning a copy to my attention.

Best regards,

/s/ David R. Hansen
David R. Hansen
Sr. Vice President, Administration

Cc: Albert Chao, President & CEO

Agreed:

/s/ John D. Gibbons
John D. “Danny” Gibbons

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